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                                  EXHIBIT 23a

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
First Manitowoc Bancorp, Inc.:

     We consent to incorporation by reference in the Registration Statement (No. 333-85749) on Form S-8 of First Manitowoc Bancorp, Inc. of our report dated February 4, 2000, relating to the consolidated balance sheet of the First Manitowoc Bancorp, Inc. and subsidiaries as of December 31, 1999 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1999, which report appears in the December 31, 2000 annual report on Form 10-K of the First Manitowoc Bancorp, Inc.

KPMG LLP

Milwaukee, Wisconsin
March 9, 2001